Autodesk Press Release

Investors: Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Press: Taylor Long, (541) 231-9695
taylor.long@autodesk.com

Autodesk Appoints Blake Irving to Board of Directors

SAN RAFAEL, CA, Mar. 25, 2019-- Autodesk, Inc. (NASDAQ: ADSK) announced the appointment of Blake Irving to its Board of Directors, effective March 22, 2019. Irving has more than 25 years of executive leadership experience, having most recently served as chief executive officer of GoDaddy where he reshaped the domain-name company into a global cloud platform before a successful IPO.

“Blake is a proven technology leader who brings a wealth of executive knowledge to the Autodesk board,” said Andrew Anagnost, Autodesk president and CEO. “Having been at the forefront of innovation for cloud platforms and subscription services, Blake’s expertise will help inform Autodesk as we work to accelerate the delivery of self-service and automation capabilities to our entire ecosystem.”

“Blake has a deep understanding of what it takes to grow a large company,” said Stacy Smith, chairman of the board of Autodesk. “His experience leading GoDaddy, and growing Yahoo! and Microsoft’s business, will no doubt bring valuable insights to Autodesk.”

Prior to GoDaddy, Irving served as Executive Vice President and Chief Product Officer at Yahoo!, where he was responsible for the company’s global consumer and advertiser product portfolio and grew its active users from 550 million to nearly one billion during his tenure. Irving also spent 15 years in senior roles at Microsoft, most recently as Corporate Vice President of Global Cloud Platforms where he led efforts to build and operate an efficient, global Internet-scale services platform.

Irving serves on the boards of directors for DocuSign and ZipRecruiter. He holds a Bachelor of Arts degree in Fine Arts from San Diego State University and a Master of Business Administration from Pepperdine University.

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